Exhibit 99.1

LKQ Corporation Completes Acquisition of Uni-Select Inc.

CHICAGO and BOUCHERVILLE, August 1, 2023 – LKQ Corporation (Nasdaq: LKQ) (“LKQ”) and Uni-Select Inc. (TSX: UNS) (“Uni-Select”) today announced the completion of the previously-announced acquisition of Uni-Select by 9485-4692 Québec Inc. (the “Purchaser”), a wholly-owned subsidiary of LKQ by way of a plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (Québec). Under the terms of the Arrangement, the Purchaser has acquired all of the issued and outstanding shares of Uni-Select for C$48.00 per share in cash.

Consideration for the purchased shares of Uni-Select has been remitted to Computershare Investor Services Inc., as depositary under the Arrangement, and will be paid to former shareholders as soon as reasonably practicable after the date hereof (or, in the case of registered shareholders, as soon as reasonably practicable after a properly completed and signed letter of transmittal is received by the depositary together with the share certificate(s) and/or Direct Registration System (DRS) Advice(s) representing shares formerly held by them).

As a result of the completion of the transaction, the shares of Uni-Select will be de-listed from the Toronto Stock Exchange shortly and Uni-Select has applied to cease to be a reporting issuer in all the provinces of Canada.

About Uni-Select

With over 5,200 employees in Canada, the U.S. and the U.K., Uni-Select is a leader in the distribution of automotive refinish and industrial coatings and related products in North America, as well as a leader in the automotive aftermarket parts business in Canada and in the U.K. Uni-Select is headquartered in Boucherville, Québec, Canada, and its shares are traded on the Toronto Stock Exchange under the symbol UNS.

In Canada, Uni-Select supports over 16,000 automotive repair and collision repair shops and more than 4,000 shops through its automotive repair/installer shop banners and automotive refinish banners. Its network includes over 1,000 independent customer locations and more than 95 company-operated stores, many of which operate under the Uni-Select BUMPER TO BUMPER®, AUTO PARTS PLUS® and FINISHMASTER® store banner programs.

In the United States, Uni-Select, through its wholly-owned subsidiary FinishMaster, Inc., operates over 145 automotive refinish company-operated stores under the FINISHMASTER® banner, which supports over 30,000 customers annually.

In the U.K., Uni-Select, through GSF Car Parts, is a major distributor of automotive parts supporting over 20,000 customer accounts with over 175 company-operated stores. www.uniselect.com.

About LKQ

LKQ is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OE recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Contacts

LKQ Contact

Joseph P. Boutross-LKQ Corporation
Vice President, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793

Uni-Select Contacts

Investors
investorrelations@uniselect.com

Media
Serge Vallieres – National Director, Corporate Communications
svallieres@National.ca
(438) 372-3575